Exhibit 5.1

August 31, 2011

Power Solutions International, Inc.

655 Wheat Lane

Wood Dale, Illinois 60191

Re:	Registration Statement on Form S-1 (File No. 333-174543) (as
amended, the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Power Solutions International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, as amended by the Post-Effective Amendment, relates to the offer and sale of 188,324 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) by certain selling securityholders set forth in the Registration Statement (the 188,324 shares of Common Stock to be offered and sold by the selling securityholders set forth in the Registration Statement being referred to herein as the “Shares”). The Shares registered pursuant to the Registration Statement were issued upon the conversion of shares of Series A Convertible Preferred Stock of Power Solutions International, Inc., the Nevada corporation that was the predecessor to the Company (the “Predecessor”), which merged into the Company pursuant to an agreement and plan of merger, dated as of August 26, 2011 (the “Merger Agreement”). Such shares of Series A Convertible Preferred Stock were originally issued by the Predecessor pursuant to a Purchase Agreement, dated as of April 29, 2011 (the “Purchase Agreement”), by and among the Predecessor and the selling securityholders originally named in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement and the Post-Effective Amendment, (b) an executed copy of the Purchase Agreement, (c) an executed copy of the Certificate of Designation for the Series A Convertible Preferred Stock of the Predecessor, as filed with the Secretary of State of the State of Nevada on April 29, 2011, (d) an executed copy of the Merger Agreement, (e) a copy of the Certificate of Ownership and Merger, dated August 26, 2011, merging the Predecessor with and into the Company, as certified by the Secretary of State of the State of Delaware, (f) a copy of the Articles of Merger of the Company and the Predecessor, dated August 26, 2011, as certified by the Secretary of State of the State of Nevada, (g) a specimen certificate representing the Common Stock, (h) the Company’s Certificate of Incorporation, as currently in effect, (i) the Company’s Bylaws, as currently in effect, (j) minutes and corporate records of proceedings of the Predecessor’s Board of Directors and stockholders, and (k) minutes and corporate records of proceedings of the Company’s Board of Directors and stockholders.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic

Power Solutions International, Inc.

August 31, 2011

original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and as of the effective date of the Post-Effective Amendment and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP